Exhibit 99.2

CONSENT

September 10, 2025

United Hydrogen Global Inc.

4th Floor, Harbour Place

103 South Church Street

P. O. Box 10240

Grand Cayman KY1-1002

Cayman Islands

Dear Sir or Madam

Consent to act as a Director of United Hydrogen Global Inc. (the Company)

I hereby confirm my consent to act as a director of the Company with effect from the consummation of the Business Combination (as defined in the Registration Statement on Form F-4 of the Company (the Registration Statement)) until my resignation or removal or disqualification in accordance with the articles of association of the Company. I further consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Junxia Ren
Junxia Ren